Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER FISCAL YEAR 2014 RESULTS
JASPER, IN (May 5, 2014) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $310.8 million and net income of $7.2 million, or $0.19 per Class B diluted share, for the third quarter of fiscal year 2014 which ended March 31, 2014.
Consolidated Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	March 31, 2014	March 31, 2013	Percent Change
Net Sales	$310,788	$301,486	3%
Gross Profit	$60,292	$53,809	12%
Gross Profit %	19.4%	17.8%
Selling and Administrative Expenses	$52,578	$50,358	4%
Selling and Administrative Expenses %	16.9%	16.7%
Other General Income	$(666)	$0	—%
Operating Income	$8,380	$3,404	146%
Operating Income %	2.7%	1.1%
Net Income	$7,208	$3,678	96%
Earnings Per Class B Diluted Share	$0.19	$0.10	90%

•
Consolidated net sales in the third quarter of fiscal year 2014 increased 3% from the prior year third quarter on increased net sales in both the Electronic Manufacturing Services (EMS) segment and the Furniture segment.

•	Third quarter gross profit as a percent of net sales increased 1.6 percentage points from the prior year third quarter on improved margins in both the EMS segment and the Furniture segment.

•
Consolidated selling and administrative expenses in the third quarter of fiscal year 2014 increased 4% in absolute dollars compared to the prior year primarily due to higher incentive compensation costs and higher salary and employee benefit costs. Selling and administrative expenses in the third quarter of fiscal year 2014 also included $0.9 million of incremental external costs related to the spin-off of the Company's EMS segment. Partially offsetting these higher costs, the Company recorded $0.7 million less expense related to the normal revaluation to fair value of its Supplemental Employee Retirement Plan (SERP) liability compared to the third quarter of the prior fiscal year. This impact from the change in the SERP liability is offset with less income related to the revaluation of the SERP investment which was recorded within Other Income/Expense, and thus there was no effect on net income. Also favorably impacting the comparison to prior year was a bad debt allowance related to one customer that was recorded in the third quarter of the prior fiscal year.

•
Other General Income included $0.7 million of pre-tax income resulting from settlement proceeds related to an antitrust class action lawsuit that alleged the defendant sellers illegally conspired to fix prices of electronic components purchased several years ago by some of our manufacturing facilities in the EMS segment. This receipt of funds is in addition to the $5.0 million in funds received in the first quarter of this fiscal year for class action lawsuits.

•	Other Income/Expense was income of $0.1 million for both the third quarter of fiscal year 2014 and the third quarter of the prior year.

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The Company's effective tax rate for the third quarter of fiscal year 2014 was 15.4% compared to (6.0)% in the prior year third quarter. The current year third quarter effective tax rate was favorably impacted by a higher mix of earnings in foreign jurisdictions which carry a lower tax rate than the U.S. and $0.7 million of other discrete tax adjustments including a decrease in a foreign deferred tax asset valuation allowance and state tax accrual adjustments. The prior year third quarter effective tax rate was favorably impacted by the mix of earnings between U.S. and foreign jurisdictions (pre-tax loss in the high-tax U.S. jurisdiction coupled with pre-tax income in lower tax rate countries) and tax benefits related to the extension of the research and development tax credit during that period.

•	Operating cash flow for the third quarter of fiscal year 2014 was $19.8 million compared to $11.4 million in the third quarter of the prior year.

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The Company's cash and cash equivalents increased to $138.3 million at March 31, 2014, compared to $103.6 million at June 30, 2013. The Company had no short-term borrowings outstanding at March 31, 2014 or June 30, 2013. Long-term debt including current maturities was less than $300,000 at March 31, 2014.

James C. Thyen, President and Chief Executive Officer, stated, "Our margin improvement in the Furniture segment in the third quarter was encouraging. As we focus on continued margin improvement, we are increasing our efforts in product development and making other strategic investments to accelerate growth and further strengthen our position in the furniture markets."

Mr. Thyen concluded, "Our EMS segment continued to perform very well during the third quarter. We are confident in the strategic focus within both of our segments and that the investments we are making are balanced and appropriate for future growth and profitability in all of the markets we serve. We continue to execute, as planned, the spin-off of the EMS segment into a separate public company."

Electronic Manufacturing Services Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	March 31, 2014	March 31, 2013	Percent Change
Net Sales	$185,680	$182,067	2%
Operating Income	$9,075	$8,877	2%
Operating Income %	4.9%	4.9%
Net Income	$6,854	$6,491	6%

•
Fiscal year 2014 third quarter net sales in the EMS segment increased 2% compared to the third quarter of the prior year. Net sales to customers in the automotive, medical and industrial markets increased while sales to the public safety market declined compared to the prior year.

•	Gross profit as a percent of net sales in the EMS segment for the third quarter of fiscal year 2014 was consistent with the third quarter of the prior year.

•
Selling and administrative expenses in this segment increased 10% in the fiscal year 2014 third quarter when compared to the prior year primarily due to higher incentive compensation costs. As a percent of sales, selling and administrative costs in the EMS segment increased 0.6 of a percentage point for the third quarter of fiscal year 2014 compared to the prior year.

•	Fiscal year 2014 third quarter net income in the EMS segment included $0.4 million of after-tax income resulting from settlement proceeds related to the antitrust class action lawsuit discussed above.

Furniture Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	March 31, 2014	March 31, 2013	Percent Change
Net Sales	$125,108	$119,419	5%
Operating Income (Loss)	$789	$(3,703)	121%
Operating Income (Loss) %	0.6%	(3.1%)
Net Income (Loss)	$760	$(2,455)	131%

•
Fiscal year 2014 third quarter net sales in the Furniture segment increased 5% compared to the prior year on increased net sales of both hospitality and office furniture. All vertical markets within the office furniture industry increased over the prior year except for sales to the federal government.

•
Gross profit as a percent of net sales increased 3.2 percentage points in the Furniture segment in the third quarter of fiscal year 2014 when compared to the prior year driven primarily by benefits realized from pricing adjustments, increased focus on project execution and process discipline, and operational improvements.

•
Selling and administrative expenses in the Furniture segment for the third quarter of fiscal year 2014 increased 3% compared to the prior year due to higher incentive compensation costs and increased salary and employee benefit costs. The prior year third quarter included a bad debt allowance related to one customer which favorably impacted the third quarter year-over-year comparison. As a percent of sales, selling and administrative costs in the Furniture segment declined 0.5 of a percentage point for the third quarter of fiscal year 2014 compared to the prior year.

Spin-off of Electronic Manufacturing Services Segment
On January 20, 2014, the Company announced that its Board of Directors unanimously approved a plan to spin off its electronic manufacturing services segment. The separation will result in two independent publicly-traded companies: Kimball International, Inc., an industry leader in the sale and manufacture of quality office and hospitality furniture; and Kimball Electronics, Inc., a leading global provider of electronic manufacturing services to the automotive, medical, industrial, and public safety markets. The Company expects the spin-off, which is intended to be tax-free to shareholders, to be completed before the end of the calendar year.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, our ability to successfully complete the proposed spin-off, our ability to fully realize the expected benefits of the proposed spin-off, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2013 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	May 5, 2014
Time:	11:00 AM Eastern Time
Dial-In #:	866-713-8563 (International Calls - 617-597-5311)
Pass Code:	Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through May 19, 2014.

Replay Dial-In #:	888-286-8010 (International Calls - 617-801-6888)
Replay Pass Code:	63520418

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International, Inc. is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional, and financial growth.
Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering, manufacturing, and supply chain services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.
For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.
"We Build Success"

Financial highlights for the third quarter ended March 31, 2014 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	March 31, 2014		March 31, 2013
Net Sales	$310,788	100.0%	$301,486	100.0%
Cost of Sales	250,496	80.6%	247,677	82.2%
Gross Profit	60,292	19.4%	53,809	17.8%
Selling and Administrative Expenses	52,578	16.9%	50,358	16.7%
Other General Income	(666)	(0.2%)	0	0.0%
Restructuring Expense	0	0.0%	47	0.0%
Operating Income	8,380	2.7%	3,404	1.1%
Other Income, net	143	0.0%	67	0.1%
Income Before Taxes on Income	8,523	2.7%	3,471	1.2%
Provision (Benefit) for Income Taxes	1,315	0.4%	(207)	0.0%
Net Income	$7,208	2.3%	$3,678	1.2%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.18		$0.09
Class B	$0.19		$0.10
Diluted Earnings Per Share:
Class A	$0.18		$0.09
Class B	$0.19		$0.10

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	38,437		38,080
Diluted	38,750		38,176

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except per share data)	March 31, 2014		March 31, 2013
Net Sales	$948,540	100.0%	$884,812	100.0%
Cost of Sales	760,078	80.1%	720,641	81.4%
Gross Profit	188,462	19.9%	164,171	18.6%
Selling and Administrative Expenses	163,459	17.3%	147,602	16.7%
Other General Income	(5,688)	(0.6%)	0	0.0%
Restructuring Expense	402	0.0%	138	0.0%
Operating Income	30,289	3.2%	16,431	1.9%
Other Income (Expense), net	2,391	0.2%	(1,003)	(0.2%)
Income Before Taxes on Income	32,680	3.4%	15,428	1.7%
Provision for Income Taxes	7,067	0.7%	2,610	0.3%
Net Income	$25,613	2.7%	$12,818	1.4%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.65		$0.32
Class B	$0.67		$0.34
Diluted Earnings Per Share:
Class A	$0.65		$0.32
Class B	$0.66		$0.34

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	38,394		38,058
Diluted	38,838		38,428

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31,
(Amounts in Thousands)	2014	2013
Net Cash Flow provided by Operating Activities	$64,850	$41,354
Net Cash Flow used for Investing Activities	(22,812)	(21,954)
Net Cash Flow used for Financing Activities	(7,556)	(4,511)
Effect of Exchange Rate Change on Cash and Cash Equivalents	264	182
Net Increase in Cash and Cash Equivalents	34,746	15,071
Cash and Cash Equivalents at Beginning of Period	103,600	75,197
Cash and Cash Equivalents at End of Period	$138,346	$90,268

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2014	June 30, 2013
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$138,346	$103,600
Receivables, net	155,975	160,767
Inventories	133,633	123,998
Prepaid expenses and other current assets	45,480	39,013
Assets held for sale	1,121	1,521
Property and Equipment, net	188,583	185,744
Goodwill	2,564	2,511
Other Intangible Assets, net	4,321	5,276
Other Assets	25,796	22,089
Total Assets	$695,819	$644,519

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$25	$23
Accounts payable	164,084	155,709
Dividends payable	1,882	1,863
Accrued expenses	70,111	56,856
Long-term debt, less current maturities	271	294
Other	26,013	25,268
Share Owners' Equity	433,433	404,506
Total Liabilities and Share Owners' Equity	$695,819	$644,519

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Nine Months Ended
(Unaudited)	March 31,		March 31,
(Amounts in Thousands)	2014	2013	2014	2013
Interest Income	$43	$94	$176	$325
Interest Expense	(7)	(12)	(21)	(27)
Foreign Currency/Derivative Gain (Loss)	87	(493)	317	(1,009)
Gain on Supplemental Employee Retirement Plan Investment	233	970	2,562	1,956
Impairment Loss on Privately-Held Investment	(7)	(173)	(7)	(908)
Loss on Stock Warrants	(13)	(119)	(5)	(871)
Other Non-Operating Expense	(193)	(200)	(631)	(469)
Other Income (Expense), net	$143	$67	$2,391	$(1,003)